Exhibit 107.1

CALCULATION OF FILING FEE TABLES

Form S-3

(Form Type)

Voya Financial, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Debt	Senior Debt Securities of Voya Financial, Inc. (2)		(1)	(1)	—	—	—

	Other	Guarantees of Voya Holdings Inc. of Senior Debt Securities of Voya Financial, Inc. (3)		(1)	(1)	—	—	—

	Debt	Subordinated Debt Securities of Voya Financial, Inc. (4)		(1)	(1)	—	—	—

	Other	Guarantees of Voya Holdings Inc. of Subordinated Debt Securities of Voya Financial, Inc. (3)		(1)	(1)	—	—	—

	Other	Guarantees of Voya Financial, Inc. and Voya Holdings Inc. (5)		(1)	(1)	—	—	—

	Equity	Common Stock of Voya Financial, Inc., par value $0.01 per share (6)		(1)	(1)	—	—	—

	Equity	Preferred Stock of Voya Financial, Inc., par value $0.01 per share (7)		(1)	(1)	—	—	—

	Equity	Depositary Shares of Voya Financial, Inc. (8)		(1)	(1)	—	—	—

	Other	Warrants of Voya Financial, Inc. (9)		(1)	(1)	—	—	—

	Other	Units of Voya Financial, Inc. (10)		(1)	(1)	—	—	—

	Unallocated (Universal Shelf)	—	457(o)	(1)	(1)	$2,000,000,000	$92.70 per million	$185,400

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—			—	—	—	—

	Total Offering Amounts					—		—

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							—

(1)

The amount to be registered and the proposed maximum aggregate offering price per unit are not specified as to each class of securities to be registered pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”). The aggregate maximum offering price of all securities issued pursuant to this Registration Statement shall not have a maximum aggregate offering price that exceeds $2,000,000,000 in U.S. dollars or the equivalent at the time of offering in any other currency. The amount also includes an indeterminate aggregate principal amount of senior debt securities and subordinated debt securities and number of preferred stock, common stock, warrants and units of Voya Financial, Inc., and the related guarantees of Voya Holdings Inc., that may be reoffered and resold on an ongoing basis after their initial sale in remarketing or other resale transactions by the registrants or affiliates of the registrants.

(2)

Includes senior debt securities issuable upon conversion or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for senior debt securities, including upon the exercise of warrants.

(3)

Guarantees to be issued by the co-registrant. Pursuant to Rule 457(n) under the Securities Act, no additional registration fee is being paid in respect of the guarantees. The guarantees are not traded separately.

(4)

Includes subordinated debt securities issuable upon conversion or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for subordinated debt securities, including upon the exercise of warrants.

(5)

Voya Financial, Inc., either independently or together with the co-registrant, may issue guarantees of certain securities. Where such securities are being registered concurrently, pursuant to Rule 457(n) under the Securities Act, no additional registration fee will be paid in respect of the guarantees. The guarantees will not be traded separately.

(6)

Includes common stock issuable upon conversion or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for common stock, including upon the exercise of warrants.

(7)

Includes preferred stock issuable upon conversion or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for preferred stock, including upon the exercise of warrants.

(8)	Each depositary share will be issued under a deposit agreement, will represent an interest in a fractional share or multiple shares of preferred stock and will be evidenced by a depositary receipt.
(9)

Warrants may represent rights to purchase debt securities, preferred stock, common stock or other securities registered hereunder. Warrants may be sold separately or with senior debt securities, subordinated debt securities, preferred stock or common stock.

(10)

Each unit may consist of two or more of the securities being registered hereunder or debt obligations of third parties, including U.S. Treasury securities. Includes units issuable upon conversion or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exchangeable for units, including upon the exercise of warrants.

Table 2: Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source

Rules 457(b) and 0-11(a)(2)

Fee Offset Claims		—	—	—		—

Fee Offset Sources	—	—	—		—						—

Rule 457(p)

Fee Offset Claims	—	—	—	—		—	—	—	—	—

Fee Offset Sources	—	—	—		—						—

Table 3: Combined Prospectuses

Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date

—	—	—	—	—	—	—

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